FOR IMMEDIATE RELEASE	Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (305) 523-3658

KOS REPORTS EXCEPTIONAL FINANCIAL PERFORMANCE AND SUCCESS IN
STRATEGIC INITIATIVES FOR THE QUARTER AND YEAR

Full Year Highlights

•	Full-year revenue increased 70% to a record $294 million

•	First ever full-year of operating profitability

•	Achieved record net income of $59 million; EPS escalated to $1.53

•	Generated cash from operations in 2003 in excess of $55 million

•	Cash and marketable securities increased 13-fold to $260 million

•	Merck KGaA, Oryx and Takeda relationships dramatically broaden sales potential

Fourth Quarter Highlights

•	Fourth quarter revenue increased 59% to a record $87 million

•	Fourth quarter net income more than tripled to $21 million and EPS grew to $0.49

•	Completed highly successful equity offering, bolstering cash position for future growth

      MIAMI, FL, February 18, 2004 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the fourth quarter and 12 months ended December 31, 2003, and commented on key strategic achievements that contributed to a landmark year for the Company.

      During the fourth quarter of 2003, revenue increased 59% to a record $87.3 million, from $55 million for the fourth quarter of 2002. For the 12 months ended December 31, 2003, revenue increased 70% to $293.9 million from $172.7 million reported for the full year in 2002, another record for the Company. The significant increase in revenue in the quarter, and particularly the year, was attributable to heightened awareness of the importance of managing the full range of lipid parameters in the treatment and prevention of cardiovascular disease and the accelerating adoption of Kos’ cholesterol products, Niaspan® and Advicor®, resulting in the combined prescriptions written for the franchise surpassing the 12.5 million mark since their respective launches.

      For the fourth quarter of 2003, net income increased significantly to $20.9 million or $0.49 per fully diluted share compared to $6.1 million or $0.18 per fully diluted share reported for the same period in 2002. For the year ended December 31, 2003, the Company reported net income of $59.4 million or $1.53 per diluted share, a dramatic earnings per share swing in excess of $2.50 from the Company’s net loss of $20.8 million or $1.01 per share in 2002. Such significant operating results, which resulted in the Company’s first full year of operating profitability, were derived from strong revenue performance coupled with ongoing measured investments, particularly in R&D and the sales force, and solid control of operating expenses during the year.

      The record quarterly and annual revenue was attributed to impressive growth of Kos’ cholesterol franchise. In the fourth quarter of 2003, sales of Niaspan accounted for $66.8 million, and Advicor sales accounted for $20.5 million. For the full year, Niaspan sales grew 56% from 2002 and resulted in a record $226.5 million in revenue, while Advicor sales reached a new high of $67.5 million, or a 150%

- more -

Kos Pharmaceuticals, Inc.	Page 2

increase from the full year 2002. For all of 2003, approximately 3,582,000 prescriptions were written for Niaspan and approximately 852,000 prescriptions were written for Advicor, which are both records for the Company. For the year, total prescriptions for Kos’ cholesterol franchise grew nearly 3 times faster than the growth rate of the overall cholesterol market, and at the end of December 2003, Kos achieved a 3.6% share of new prescriptions in the overall cholesterol market.

      Kos generated over $55 million in cash from operations for the full year, and as of December 31, 2003, the Company had approximately $260 million of cash and marketable securities, a greater than 13-fold increase from year-end 2002 levels.

      “Last year was nothing short of a remarkable and breakthrough year for Kos,” said Adrian Adams, President and Chief Executive Officer. “We set extremely aggressive financial and strategic goals for the year and met or surpassed nearly every one of them. From a financial perspective, we excelled in all areas in that we delivered impressive record revenue and operating performance, resulting in our first ever year of operating profitability, one year ahead of schedule. We also dramatically improved our cash balance through continued cash generation from operations and through a highly successful equity offering in which we netted about $184 million of proceeds to the Company. The exceptional performance we achieved in 2003 coupled with a significantly enhanced balance sheet establishes a strong financial foundation for the broad corporate development initiatives that will help expand our portfolio of products and fuel robust growth for Kos.

      “This year’s noteworthy achievements also included several other strategic milestones, especially in regard to business development and licensing initiatives. Our relationships with Merck KGaA, Oryx and Takeda help maximize the potential of our cholesterol franchise throughout the world by taking our highly differentiated products to nearly every corner of the globe.”

      With respect to the financial outlook for 2004, the Company now expects annual revenue to come in at the higher end of the range communicated previously, to about $410 million, reflecting approximately 40% growth from 2003. The Company expects earnings per fully diluted share for 2004 to also come in at the higher end of the range of $2.10 - $2.20 per fully diluted share. Consistent with patterns in previous years, the Company expects first quarter 2004 revenue to be essentially flat to slightly higher than fourth quarter 2003 revenue because of the seasonally weak first quarter for the cholesterol market. Accordingly, the Company expects earnings per share in the first quarter of 2004 to be approximately $0.25 - $0.30 because of the combination of traditionally soft first quarter revenue and an expected significant increase in operating expenses. Following the first quarter, the Company expects to resume its sequential quarterly growth in both revenue and earnings per share for the balance of 2004.

      Kos’ senior management will host a conference call at 10:30 a.m. ET to discuss the Company’s quarterly results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can dial into the conference call at 719-457-2641 domestic or international, conference passcode 600528. A replay will also be available on the website or by calling 719-457-0820 domestic or international, and entering 600528 from 1:30 PM ET on Wednesday, February 18, 2004, until 12:00 AM ET on Friday, February 20, 2004.

      Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders. Kos is developing additional products and has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration and is pursuing many strategic business development and licensing opportunities.

      Certain statements in this press release, including statements regarding the expected growth in the number of prescriptions written for Niaspan and Advicor, the expected growth in sales of Niaspan

- more -

Kos Pharmaceuticals, Inc.	Page 3

and Advicor, our expectations regarding revenue and earnings per share in future periods, our ability to continue to garner acceptance among physicians for Niaspan and Advicor, our ability to complete acquisition and licensing transactions, and our ability to market our products outside the United States, are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the continued market acceptance of the Advicor and Niaspan products, the expected continued growth in sales of the Niaspan and Advicor products, the Company’s ability to successfully commercialize Niaspan and Advicor in other countries, the ability of the Company to obtain and maintain regulatory approvals, the ability of the Company to remediate the compliance issues identified by the FDA without adversely affecting its manufacturing capability or ability to meet its production requirements, the ability of Kos to build awareness for Niaspan and Advicor within the medical community, the Company’s ability to continue to develop new products, the Company’s ability to attract and retain sales professionals, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. Actual results may differ materially from our projections. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and will be set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and in other documents already filed with the SEC.

- Table To Follow -

Kos Pharmaceuticals, Inc.
2003 — Q4 Earnings Release — Final

	4Q 02	4Q 03 vs.	4Q 03	4Q 03 vs.	3Q 03	FULL YEAR
	Actual	4Q 02	Actual	3Q 03	Actual	2003

RX’s Niaspan (COMBINED)
New	310,684	8%	336,784	6%	317,700	1,265,035
Total	870,007	10%	957,791	5%	910,579	3,582,162

RX’s Advicor (COMBINED)
New	67,424	45%	97,708	7%	91,556	336,519
Total	157,176	62%	254,723	10%	230,708	852,004

Net Niaspan Sales	44,384,546	50%	66,475,276	18%	56,211,478	225,998,460
Net Advicor Sales	10,631,374	92%	20,437,261	19%	17,114,344	67,366,086
Export Sales			363,020		179,841	542,861
Merck Royalties						—

Total Revenues	55,015,920	59%	87,275,557	19%	73,505,663	293,907,407
Total Cost of Goods Sold	3,768,051	64%	6,184,930	20%	5,143,685	20,038,532

Gross Profit	51,247,869	58%	81,090,627	19%	68,361,978	273,868,875
Niaspan Gross Margin	95%	-1%	94%	0%	94%	94%
Advicor Gross Margin	85%	4%	89%	-2%	90%	89%
Combined Gross Margin	93%	0%	93%	0%	93%	93%
Operating Expenses
Med Svcs & Communication	2,417,262	55%	3,737,471	36%	2,738,511	12,905,269
Other R&D	7,807,148	62%	12,618,224	31%	9,645,120	39,297,712

Total Research & Develop	10,224,410	60%	16,355,695	32%	12,383,631	52,202,981
Selling	18,679,405	31%	24,410,374	17%	20,786,299	87,504,513
Marketing	6,590,537	4%	6,850,331	1%	6,751,381	24,048,324
Samples	1,395,952	-64%	499,514	-42%	868,517	2,948,454

Total Sales & Marketing	26,665,894	19%	31,760,219	12%	28,406,197	114,501,291
Royalties	1,665,282	-10%	1,505,213	-10%	1,666,425	9,756,270
Takeda Royalty
General & Administrative	5,579,799	54%	8,603,540	-11%	9,717,598	32,211,656

Total General & Admin	7,245,081	40%	10,108,753	-11%	11,384,023	41,967,926
Total S G & A	33,910,975	23%	41,868,972	5%	39,790,220	156,469,217
Total Operating Expenses	44,135,385	32%	58,224,667	12%	52,173,851	208,672,198

Other (Income) Expense
Other Income	131,806	-76%	31,935	-8616%	(375)	197,606
Interest income	(51,303)	518%	(316,875)	219%	(99,418)	(613,984)
Interest expense	942,986	-16%	787,673	-1%	792,568	3,320,668

Total other (income) expense	1,023,489	-51%	502,733	-27%	692,775	2,904,290
Pre-Tax Income/(Loss)	$6,088,995	267%	$22,363,227	44%	$15,495,352	$62,292,392
Income Tax (Federal State)	—		(1,461,566)	0.8513537	(789,458)	(2,878,821)
Net Income/(Loss)	$6,088,995	243%	20,901,661	42%	14,705,894	59,413,571
EPS	$0.18	171%	$0.49	31%	$0.37	$1.53

[Additional columns below]

[Continued from above table, first column(s) repeated]

			INTERNAL		INTERNAL	Full Year
	Full Year	YTD 2003	1Q 04	1Q 04	2004 BUDGET	2004 v.
	2002	v. 2002	BUDGET	v. 4Q 03	FULL YEAR	2003

RX’s Niaspan (COMBINED)
New	1,345,943	-6%
Total	3,501,243	2%	859,000	-10%	4,758,000	33%

RX’s Advicor (COMBINED)
New	184,807	82%
Total	367,311	132%	258,000	1%	1,392,700	63%

Net Niaspan Sales	145,644,574	55%	69,750,000	5%	333,000,000	47%
Net Advicor Sales	27,046,979	149%	23,000,000	13%	116,250,000	73%
Export Sales			200,000	-48%	1,500,000	176%
Merck Royalties			187,500		1,510,416

Total Revenues	172,691,553	70%	93,137,500	7%	452,260,416	54%
Total Cost of Goods Sold	15,361,756	30%	5,363,700	-13%	27,074,736	35%

Gross Profit	157,329,797	74%	87,773,800	8%	425,185,680	55%
Niaspan Gross Margin	93%	1%	95%	1%	95%	1%
Advicor Gross Margin	81%	10%	92%	3%	92%	2%
Combined Gross Margin	91%	2%	94%	1%	94%	1%
Operating Expenses
Med Svcs & Communication	11,812,464	9%	4,391,282	17%	13,360,108	4%
Other R&D	32,168,402	22%	12,221,557	-3%	52,575,207	34%

Total Research & Develop	43,980,866	19%	16,612,839	2%	65,935,315	26%
Selling	73,136,145	20%	25,695,047	5%	98,434,660	12%
Marketing	23,167,734	4%	5,876,362	-14%	24,379,317	1%
Samples	4,817,123	-39%	712,500	43%	2,850,000	-3%

Total Sales & Marketing	101,121,002	13%	32,283,909	2%	125,663,977	10%
Royalties	7,460,748	31%	6,156,938	309%	20,310,813	108%
Takeda Royalty	—		5,874,586		35,000,389
General & Administrative	21,562,893	49%	9,416,340	9%	40,031,834	24%

Total General & Admin	29,023,641	45%	21,447,864	112%	95,343,036	127%
Total S G & A	130,144,643	20%	53,731,773	28%	221,007,013	41%
Total Operating Expenses	174,125,509	20%	70,344,612	21%	286,942,328	38%

Other (Income) Expense
Other Income	142,341	39%	—	-100%	20,000	-90%
Interest income	(182,274)	237%	(1,250,000)	294%	(5,000,000)	714%
Interest expense	4,061,550	-18%	350,000	-56%	1,275,000	-62%

Total other (income) expense	4,021,617	-28%	(900,000)	-279%	(3,705,000)	-228%
Pre-Tax Income/(Loss)	$(20,817,329)	-399%	$18,329,188	-18%	$141,948,352	128%
Income Tax (Federal State)	—		46,608,000	-3289%	22,829,000	-893%
Net Income/(Loss)	$(20,817,329)	-385%	64,937,188	211%	$164,777,352	177%
EPS	$(1.01)		$1.37	180%	$2.97	94%